UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

March 11, 2011

U.S. CHINA MINING GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-28806	43-1932733
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17890 Castleton Street, Suite 112
City of Industry, California 91748

 (Address of principal executive offices, including zip code)

(626) 581-8878
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 11, 2011, the board of the directors of U.S. China Mining Group, Inc. (the “Company”) approved the appointment of Tony (Xinyu) Peng, age 42, as Chief Financial Officer (“CFO”) and Secretary of the Company to replace the interim CFO Ms. Weiwei Li and Mr. Hongwen Li who resigned as the Secretary of the Company on March 11, 2011, effective immediately.

Prior to joining the Company, Mr. Peng served as the CFO and Secretary of China Recycling Energy Corporation from August 2008 to December 2010.  From January 2008 to July 2008, Mr. Peng served as Vice President of Tavistock Group Asia.  From November 2006 to July 2008, Mr. Peng served as Chief Financial Officer and Director of MOD3 Cabinets & Home LLC.  From July 2003 to July 2008, he served as Chief Financial Officer of Creative Hospitality Concepts LLC.  Mr. Peng received his master of business administration (“MBA”) from the University of Miami in Florida and his Bachelor of Arts degree from Fudan University in Shanghai, China where he majored in international finance.

In connection with his appointment as Chief Financial Officer and Secretary, the Company entered into an employment agreement with Mr. Peng on March 11, 2011. The employment agreement provides that Mr. Peng will receive compensation in the amount of $140,000 a year and an option to purchase 50,000 shares of the Company’s common stock, par value $0.001, at an exercise price equal to the closing price per share of the Company's Common Stock of the grant date.  The term of the employment agreement is for one year.

Item 9.01                      Financial Statements and Exhibits.

The following exhibit is filed with this report:

Exhibit No.	Description
10.1	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. China Mining Group, Inc.

Date: March 14, 2011	/s/ Hongwen Li
Hongwen Li Chief Executive Officer